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                                                                   EXHIBIT 10.16



              CONTRACT MANUFACTURING AGREEMENT - LITHOGRAPHY LASER


         This Contract Manufacturing Agreement is entered into as of August 28, 1992, by and between CYMER Laser Technologies, a California corporation ("CYMER"), with offices at 16275 Technology Drive, San Diego, CA 92127-1815 and Seiko Instruments Inc., a Japanese corporation, ("SII") with offices at 31-1, Kameido 6-chome, Koto-ku, Tokyo 136, Japan.

         WHEREAS, CYMER desires to have certain products of its design manufactured by SII for sale only to CYMER pursuant to the terms and conditions set forth in this Agreement;

         THEREFORE, it is hereby agreed by and between the parties hereto as follows:

SECTION 1. DEFINITION.

         1.1 "Product" or "Products" shall mean the lithography excimer laser described on Exhibit A hereto as well as all other excimer lasers that are used for lithographic applications and all subsequent versions of the foregoing, except for prototypes and research and development versions, that are developed by or for CYMER during the term of this Agreement and their attendant spare parts and refurbished discharge chambers.

         1.2 "Subsidiary" or "Subsidiaries" means a corporation or other legal entity of which more than fifty percent (50%) of its outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, on the effective date of this Agreement or hereafter, owned or controlled, directly or indirectly by Seiko Instruments Inc. (but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists).

SECTION 2. AGREEMENT TO MANUFACTURE, SELL AND PURCHASE EXCLUSIVELY.

         2.1 Manufacture, Sale and Purchase. Upon CYMER's orders, SII agrees to manufacture and sell Products to CYMER, and CYMER agrees to purchase such Products from SII, on the terms and conditions set forth herein. SII shall not manufacture or sell the Products for, or to, any party other than CYMER.

         2.2 Exclusivity. During the term of this Agreement, SII shall not use the confidential or proprietary information of CYMER to manufacture, sell or produce for its own consumption or for third parties (except CYMER) excimer lasers for lithography applications.
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SECTION 3. PRODUCT QUALIFICATION.

         3.1 Manufacturing Process Integration. Subject to SII's option to delay manufacturing of the Product as set forth in Section 5.2, SII agrees to manufacture, in strict compliance with the design specifications and other manufacturing instructions provided by CYMER (the "Specifications"), the Products upon completion of the Manufacturing Process Integration set forth in Exhibit B. The Specifications for the initial Product, final except for minor modifications reasonably requested by CYMER's Product customers, shall be delivered to SII by mid-June, 1993. CYMER shall deliver to SII preliminary Specifications by December 1, 1992.

         3.2 Qualification. SII shall, at its expense, take all necessary or advisable actions to become qualified, within a reasonable period after delivery of the Specifications, by CYMER to manufacture the Product according to Specifications. CYMER will grant qualification by written notice upon such actions being taken and completed successfully (the "Qualification").

         3.3 Chances after Qualification. After the Qualification is successfully completed for any Product to be manufactured under this Agreement, SII shall not make any material changes in the manufacturing process unless such changes are requested by CYMER or SII and agreed to in writing by both parties. Notwithstanding the foregoing, SII may, in its own discretion, make any non-material changes in such process without the prior written consent of CYMER.

         3.4 Right to Subcontract. SII shall have the right to subcontract to third parties the manufacture of modules of the Product (except the discharge chamber) in Japan or in any other country where such subcontract would not violate United States or Japanese export laws, provided that such third parties enter into a confidentiality agreement with SII to maintain confidentiality of CYMER proprietary information.

SECTION 4. PRODUCTION MANUFACTURING.

         4.1 Production Manufacturing. After Qualification of each Product manufactured by the process described in Section 3 above, SII shall manufacture the Product as ordered by CYMER pursuant to Section 5 below. CYMER shall not authorize any third party to manufacture Products (other than spare parts) in Japan or for end use in Japan, provided that SII is in compliance with its material obligations under this Agreement and that notice of nonrenewal has not been given as described in Section 11.1

         4.2 Materials. SII shall be obligated to provide all materials not supplied by CYMER, including without limitation all equipment, facilities, tooling and labor necessary to perform under





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this Agreement.  CYMER shall cooperate with any reasonable request by SII to provide it with introductions to quality suppliers of materials necessary for manufacture of the Product.

         4.3 Technical Assistance. Subject to the availability of CYMER's personnel, CYMER will provide to SII mutually agreeable technical assistance with respect to manufacturing the Products.

         4.4 Production Control Reporting. SII shall send CYMER monthly updates reporting the status of all Products previously ordered by CYMER and currently in process.

         4.5 Facilities and Process Inspections. CYMER reserves the right upon thirty (30) days prior written notice to SII to conduct inspections on SII premises during normal business hours for the purpose of ensuring compliance with this Agreement and the specifications provided by CYMER, provided CYMER does not unduly interfere with SII's routine operation of its business affairs. During the term of this Agreement, SII shall provide reasonable access to the manufacturing operation as is required for assuring compliance with this Agreement.

         4.6 On Premise Acceptance. SII shall provide to CYMER sufficient support and working space contiguous to the production line for the Product at SII's manufacturing facility such that CYMER will be able to perform acceptance, final product integration and final testing of the Product prior to SII's wrapping and crating of the Product. Such support and working space shall be substantially similar to that used by CYMER at its San Diego facility to perform the same functions. CYMER shall deliver to SII on or before December 15, 1992 a detailed description of such support and working space in order to facilitate SII planning and budgeting. The acceptance tests to be performed shall be identical to those used by CYMER at its own facility (the "Acceptance Test"). A description of such Acceptance Test for the initial Product to be manufactured by SII under this Agreement shall be delivered to SII within 90 days of June 15, 1993. However, CYMER shall provide SII, promptly following the effective date of this Agreement, with preliminary Acceptance Test documentation existing as of the effective date of this Agreement. Upon fulfillment of the Acceptance Test for each Product the Product will be deemed accepted by CYMER and title and risk of loss will pass to CYMER, F.O.B, SII's manufacturing facility. SII, at CYMER's expense, will wrap, crate and ship the Product in accordance with CYMER's instructions.

SECTION 5. PURCHASE PRICE AND FORECASTS.

         5.1 Purchase Price. The purchase price in yen per Product ordered by CYMER hereunder shall be mutually agreed to in writing at least 120 days prior to CYMER's first order. Such pricing





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schedule shall be CYMER San Diego's manufacturing cost of the Product (as calculated in accordance with the calculation method described in Exhibit C hereto) plus a 25% profit margin. Such pricing will be revised on a yearly basis and may also be revised upon introduction of new models, in each case by mutual written agreement. All currency conversions to determine CYMER San Diego's manufacturing cost in yen shall be based on the average Wednesday New York closing yen\dollar exchange rate as quoted in the Wall Street Journal for the previous twelve weeks. Exhibit D is attached for reference purposes only as estimated projections of such costs as of October 31, 1991. Both parties on an annual basis or prior to introduction of new models will exchange cost information. Notwithstanding the foregoing, in the event that the applicable yen\dollar exchange rate used to determine CYMER San Diego's manufacturing costs in yen is fifteen percent (15%) greater or less than the applicable yen\dollar exchange rate as of the effective date of this Agreement, the parties shall in good faith renegotiate the purchase price in yen per Product. However, until or unless the parties successfully renegotiate such prices, such prices will remain unchanged.

         5.2 Schedule of Production. It is currently anticipated that production by SII will begin in July 1994. However, SII shall have the option to delay commencement of manufacture by up to one year (July 1995) if so desired.

         Subject to orders for Product permanently residing in Japan and mutual agreement of the sales price of the Product to CYMER, the production orders to SII will be a minimum of (i) thirty percent (30%) of the combined CYMER and SII production during SII's first year of production, (ii) forty percent (40%) of the combined CYMER and SII production during SII's second year of production, and (iii) fifty percent (50%) of the combined CYMER and SII production thereafter; provided, however, that in all events SII's production, and CYMER's obligation to purchase Product, shall not exceed the aggregate sales during the respective period for Product permanently residing in Japan. Upon thirty (30) days notice to CYMER, SII shall have the right to inspect the sales and manufacturing records of CYMER during normal business hours for the purpose of verifying CYMER's compliance with minimum order requirements.

         5.3 Forecasts and Purchase Obligations. Upon Qualification, CYMER shall prepare in good faith and provide to SII 6-month, binding, rolling orders on or before the first of each calendar month in order for SII to make timely, necessary and appropriate preparations for factory equipment, tooling, materials and staffing; provided that CYMER may defer quantities ordered for months four (4), five (5), and six (6) for a period of not more than six (6) months from the originally scheduled date, which deferred quantities shall be reflected in subsequent orders.





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Exhibit E is attached for reference purposes only as an estimated projection as of September 1991 of worldwide sales of excimer lasers for lithography application.

         5.4 Supply. During the term of this Agreement, SII will use its best efforts to accept and fulfill all CYMER purchase orders for Products up to the quantities as set forth in CYMER's current forecast, with a timeliness substantially equivalent to CYMER's then current response time for customer orders and shall also use its best efforts to fulfill CYMER's orders for additional Products.

         5.5 Order and Acceptance. All orders for Products submitted by CYMER shall be initiated by written purchase orders sent to SII by facsimile or courier and requesting a delivery date during the term of this Agreement which is not earlier than ninety (90) days after the date of the order. All orders shall be confirmed or rejected in writing by SII within five (5) SII business days after receipt by SII. Orders shall be made by purchase orders, which shall set forth the requested model number, delivery date, quantity, price and delivery destinations of the ordered Products. Except for such items, the terms and conditions of such purchase orders will be of no force or effect.

SECTION 6. PURCHASE TERMS AND CONDITIONS.

         6.1 Purchase Orders. Any purchase orders placed by CYMER pursuant to this Agreement that are accepted by SII shall be subject to this following terms: (i) payment to SII net sixty (60) days after delivery of Products to CYMER; and (ii) payment by CYMER of sales, use, excise or other similar tax applicable to the sale of Product. The form of payment shall be a 90 day draft by CYMER.

SECTION 7. WARRANTY

         7.1 Testing. Each Product shall be subject to, and shall satisfactorily pass, the Acceptance Test. SII shall provide access necessary to conduct the Acceptance Tests.

         7.2 Warranty. SII shall warrant that each Product delivered to CYMER hereunder meets, and shall have been manufactured in accordance with the Specifications. Additionally, SII shall warrant for the period set forth below that the Product shall be free from defects in material and workmanship ("Defects"), except for defects arising from SII's compliance with the Specifications, or any materials or equipment supplied by CYMER. The warranty period shall be the shorter of (i) seventeen (17) months from the date of purchase by CYMER or (ii) one year after delivery to an end-user. The parties shall enter into good faith negotiations to amend the warranty period upon the reasonable request of one party. To the extent that a customer of CYMER's agrees to a shorter warranty period from CYMER, CYMER shall reduce the required





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warranty period from SII for the respective customer by the same amount of time. All at SII's expense, CYMER shall be entitled, during or within forty-five (45) days after expiration of the Warranty Period, to return to SII any Product which has Defects and to require SII to provide, at CYMER's option, either a refund, credit or a replacement Product within forty-five (45) days.

         7.3 THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ANY STATEMENTS MADE BY ANY OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SII ABOUT THE DESIGN SUITABILITY, QUALITY, PERFORMANCE OR RESULTS OF PRODUCTS SHALL NOT BE DEEMED TO BE A WARRANTY OR REPRESENTATION BY SII FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF SII.

SECTION 8. TECHNOLOGY OWNERSHIP.

         CYMER shall retain ownership of all designs, process technology, trade secrets, patents, copyrights, tooling, product information or other information and materials provided by CYMER to SII for purposes of manufacturing Products. All such proprietary information shall be considered CYMER's Confidential Information (as defined below). Notwithstanding the foregoing, SII shall retain the ownership of any and all intellectual property rights for improvements in the manufacturing process of the Product conceived and developed by SII. SII hereby grants to CYMER a royalty-free, worldwide license, with the right to sublicense, to each such SII improvement, for a period of ten (10) years from the date of implementation of the improvement by CYMER.

SECTION 9. INTELLECTUAL PROPERTY AND DESIGN DEFECT INDEMNITY.

         9.1 CYMER Indemnity. CYMER shall defend SII against any and all claims, proceedings, causes of action and suits (collectively, "Claims") based on any allegation that (i) the Product infringes any patent or any copyright, trade secret or intellectual property right of any third parties (ii) the Product has a design defect that has resulted in harm to a third party and such third party has made a product liability Claim based on such design defect. CYMER agrees to pay all costs of any such defense (including without limitation all reasonable attorneys' fees) and all judgments, awards and settlement amounts awarded against SII as a result of such Claims, subject to SII giving CYMER prompt written notice upon discovering each Claim and giving CYMER full information and reasonably requested assistance and sole control of the defense or settlement of the Claim.

         9.2 Insurance. CYMER shall, at its sole cost and expense, maintain or obtain insurance in the amount of $1,000,000 per insurable event to cover the type of claims described in





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Section 9.1. CYMER shall name SII an additional insured on the policy.  The insurance policy shall provide that the insurer will send SII written notification of any change to such policy and the insurance coverage amounts shall be annually reviewed and revised as deemed appropriate by both parties. Full and complete copies of any insurance policy obtained pursuant to this
Section 9.2, together with a certificate of insurance shall be delivered to SII within thirty (30) days after (i) the date of this agreement and (ii) after each anniversary date thereof.

         9.3 Sole Liability. THE FOREGOING PROVISIONS OF THIS SECTION 9 STATES THE SOLE LIABILITY OF EITHER PARTY TO THE OTHER WITH RESPECT TO ANY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS RELATING TO THE SUBJECT OF THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER, EVEN IF THE OTHER HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

10.      CONFIDENTIAL INFORMATION

         10.1 CYMER and SII acknowledge that one party ("Disclosing Party") may disclose to the other party ("Recipient") certain information required to carry out this Agreement, including but not limited to, Product related materials or know-how and financial, statistical, personnel or technical information relating to the Disclosing Party's business which the Disclosing Party deems proprietary and confidential. In the event Recipient receives such information, Recipient agrees to keep such information confidential by using the same care and discretion that it uses with its own information which it considers confidential and shall not use such confidential information except for the purposes of this Agreement. The exchange at specific meetings between the parties of confidential information which has not been reduced to a tangible medium shall not be subject to the confidentiality obligations imposed on the Recipient under this Section 10 unless the Disclosing Party identifies the information as confidential at the time of disclosure and confirms its confidentiality in writing within thirty (30) days of the oral disclosure.

         10.2    The obligations described in this section shall terminate ten
(10) years from the date of disclosure to Recipient or termination of this Agreement, whichever occurs later, and shall not be applicable with respect to any portion of the received information which:

                 (a) is rightfully known by Recipient at the time of its receipt thereof from Disclosing Party.

                 (b)      is publicly known through no fault of Recipient,





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                 (c)      is rightfully provided to Recipient without any
restriction on disclosure, by a third party not bound in a confidential relationship to Disclosing Party,

                 (d) is provided by Disclosing Party to third parties without restriction on disclosure,

                 (e) is disclosed pursuant to the requirements of a government agency or disclosure is permitted by operation of law, or

                 (f) is independently developed by the Recipient by clear and convincing evidence that no reference to the Disclosing Party's confidential information was made.

         10.3 Employees. The Recipient shall take appropriate action, with respect to its employees, agents and consultants having access to confidential information of the Disclosing Party to diligently enforce the confidentiality of the Disclosing Party's confidential information and shall be responsible for the actions of such employees, agents and consultants in this respect.

         10.4 Breach. If the Recipient breaches any of its obligations with respect to confidentiality and unauthorized use of the Disclosing Party's confidential information hereunder, the Disclosing Party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

SECTION 11.  TERM AND TERMINATION

         11.1 Term. This Agreement shall remain in full force and effect for five (5) years from the date of this Agreement unless otherwise terminated earlier as provided below. Thereafter, this Agreement will be renewed automatically for successive two (2) year terms unless, at least one (1) year prior to the renewal date, one party notifies the other that this Agreement will not be renewed.

         11.2    Termination for Breach.  Except as set forth in Subsection
11.3 below, if either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the sixty-day period, then the Agreement shall automatically terminate at the end of that period.

         11.3 Termination for Insolvency. This Agreement shall terminate upon written notice by the other party in the event of (i) the institution by or against SII or CYMER of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of SII's or CYMER's debts, (ii) upon SII's or





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CYMER's making an assignment for the benefit of creditors, or (iii) upon SII's or CYMER's dissolution or ceasing to do business.

         11.4 Return of Materials. Upon termination or expiration of this Agreement, SII shall within ninety (90) days of such termination or expiration
(i) return to CYMER all drawings, plans, designs, tooling, descriptions of processes and all other materials supplied to SII under this Agreement, including without limitation all tangible embodiment of information with respect to the CYMER Products, and (ii) certify in writing to the compliance of the above.

         11.5 Survival of Provisions. The rights and obligations of the parties pursuant to Sections 7-10, 11.4, 12-17 and 19-22 shall survive the termination, rescission or expiration of this Agreement for any reason. In addition, the rights and obligations of the parties with respect to purchase orders outstanding on the effective date of termination shall continue, provided that the purchasing party can provide evidence satisfactory to the other party of its ability to pay for such orders in a prompt and timely manner.

SECTION 12.  GOVERNMENTAL APPROVALS.

         12.1 SII shall obtain all required approvals of the Japanese Government necessary in connection with this Agreement. Any obligation of SII under this Agreement is subject to all required government approvals in form and substance agreeable to the parties.

         12.2 SII agrees to promptly file this Agreement, as required, with the Japanese Fair Trade Commission.

         12.3 CYMER shall obtain all required approvals from the United States government, including any CYMER security clearances from the Defense Department, on behalf of both parties hereto, as shall be required to permit the delivery and license of technology, trade secrets, know-how, CYMER Confidential Information and CYMER Products as required by the Agreement. Any obligation to license or deliver such technology, trade secrets, know-how, CYMER Confidential Information or CYMER Products is subject to all required government approvals in form and substance agreeable to the parties.

         12.4 If at any time any government or agency having jurisdiction over either party hereto should require, directly or indirectly, any alteration or modification of any term or condition of this Agreement or of the performance by the parties under this Agreement in a manner which has a material adverse effect on the other party hereto, then that party which suffers from such alteration or modification may give written notice to the other party





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setting forth its objection to such alteration or modification and requesting consultation between the parties hereto relative to such alteration or modification. Not later than thirty (30) days after the giving of such notice, the parties shall discuss in good faith the possibilities of a mutually satisfactory resolution of such objection; provided, however, that if the parties hereto fail to reach agreement in writing on any mutually satisfactory resolution within ninety (90) days after the date of giving of such notice of objection, the suffering party shall have the right to rescind this Agreement, on a second written notice to the other party. The parties acknowledge and agree that, in the event of any such rescission pursuant to this section, the party which elects to rescind shall not incur any liability to the other party for any alleged default in the performance of this Agreement arising from the exercise of its rescission rights under this section.

SECTION 13.  WAIVER.

         Either party's forbearance or failure to enforce any right or claim against the other party arising under this Agreement shall not be deemed to be a waiver by that party to such right or claim. Either party's waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or breaches of the same or any other provision.

SECTION 14.  GOVERNING LAW.

         The validity, construction, and performance of this Agreement and the legal relations among the parties to this Agreement shall be governed by and construed in accordance with the laws of Japan, without reference to its principles of conflicts of laws or statutory rules of arbitration. All disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be settled by negotiation in good faith between the parties as promptly as possible. If such disputes, controversies or differences are not settled amicably, within sixty (60) days of written notice, either party may proceed to initiate an arbitration. The arbitration shall be held in Honolulu, Hawaii under the commercial rules and auspices of the Asia/Pacific Center for the Resolution of International Business Disputes (the "Center"), by which each party is hereby bound. Under such arbitration there shall be three arbitrators. Each party, within thirty (30) days after initiation of the arbitration, shall appoint one arbitrator and instruct them, respectively, to select together the third arbitrator; but if they cannot select the third arbitrator within sixty (60) days after initiation of the arbitration, then the Center may appoint the third arbitrator in accordance with its rules. The arbitrators shall apply Japanese law to the merits of any disputes or claim, without reference to rules of conflicts of law. The arbitral proceedings and all pleadings and written





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evidence shall be in the English language.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The award rendered by the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

SECTION 15.  PROFESSIONAL FEES.

         In any proceeding relating to the subject matter of the Agreement, each party shall bear its own costs, fees, and expenses incurred by accountants, attorneys, and other professionals for services rendered to that party in connection with the proceeding, including costs, fees, and expenses of preparation and appeal.

SECTION 16.  SEVERABILITY.

         In the event any provision of this Agreement or the application of any such provision shall be held by a court of competent jurisdiction to be contrary to law, the parties shall meet to discuss whether such provision should be severed from this Agreement and whether the remaining provisions of this Agreement should remain valid and in full force and effect.

SECTION 17.  FORCE MAJEURE

         17.1 If the performance of this Agreement or any obligations hereunder, except the making of payments, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, war or other violence, any law, order, proclamation, regulations, ordinance, demand or requirement of any government agency, or any other act or condition beyond the reasonable control of the parties hereto ("Event of Force Majeures"), the party so affected upon giving prompt notice to the other party shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

         17.2 The party suffering an Event of Force Majeure shall notify the other party within fifteen (15) days of the occurrence of such Events and within thirty (30) days shall furnish the other party with a recovery plan of action. Without limiting the foregoing, a party suffering an Event of Force Majeure shall use its reasonable best efforts to limit the impact of the Event of Force Majeure on such party's performance of this Agreement.





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SECTION 18.   ASSIGNMENT.

         All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and to their respective heirs, successors, assigns, and legal representatives, provided that:

                 (a) neither party may assign this Agreement in whole or in part without the other party's prior written consent, which each party may withhold in its sole discretion; provided, however, that SII shall have the right to assign this Agreement to a Subsidiary;

                 (b) any permitted assignee or transferee must agree in writing to comply with all terms and conditions of this Agreement; and

                 (c) any assignment shall not exceed the existing scope of this Agreement.

SECTION 19.  NOTICES.

         Except as otherwise provided herein, notices required to be given by this Agreement shall be in writing and shall be deemed to be effective when received by the other party if delivered by facsimile (with facsimile confirmation of receipt and the dispatch of confirmation copy by first class mail) or by international courier such as DHL or Federal Express, delivery fees prepaid, properly addressed to the offices of the respective parties specified in this Agreement or such other address or facsimile number as the party may later specify in writing for such purposes. Notice to SII shall be addressed to the attention of the SII Legal Department. This provision shall apply regardless of whether such delivery is accepted or unclaimed. The facsimile number for notices to SII shall be 03-3638-1102. The facsimile number for notices to CYMER shall be 619-487-2441.

SECTION 20.  RELATIONSHIP OF THE PARTIES.

         The relationship of the parties to this Agreement is that of arms-length negotiators, and the parties expressly agree that neither party is the agent of the other and that neither party has any express or implied authority to act on behalf of or make any representations whatsoever on behalf of each other. Further, the parties agree that neither party has the right to control any activity of the other party outside the terms of this Agreement. SII shall take appropriate action to ensure that any Subsidiary acquiring rights under this Agreement shall be bound by the provisions hereof.





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SECTION 21.  ENTIRE AGREEMENT.

         The parties expressly acknowledge that they have read this Agreement and understand its provisions. The parties further agree and acknowledge that they understand that this Agreement constitutes the entire agreement between them with respect to the subject matter of this Agreement, and that it supersedes all prior proposals, agreements, negotiations, representations, writings, and all other communications, whether written or oral, between them with regard to the subject matter of this Agreement. No modification of waiver of any provision of this Agreement shall be effective unless it is in writing and signed by both parties. This agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which shall constitute one document.

SECTION 22.  PUBLICITY

         Neither CYMER nor SII shall issue any press release or otherwise make any public statements with respect to this Agreement without the written consent of the other. Notwithstanding the foregoing, each party shall be allowed to inform its attorneys, bankers, auditors, subsidiaries and agents about the existence and contents of this Agreement. Additionally, each party shall be allowed to make any announcement or disclosure required by law, required or advisable for inclusion in financial statements.


         IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT MANUFACTURE AGREEMENT - LITHOGRAPHY LASER to be executed by their authorized representatives.


CYMER LASER TECHNOLOGIES:                  SEIKO INSTRUMENTS INC.:
a California corporation                   a Japanese corporation

By:      /s/ ROBERT P. ATKINS                      By: /s/  SADAO MORITOMO
         -------------------------                 -----------------------
         Robert P. Atkins, President               Sadao Moritomo, Senior
                                                       Managing Director

                                   EXHIBIT A

              PRODUCT DESCRIPTION AND MANUFACTURING SPECIFICATION
                   FOR ELS-5000 AND SUCCESSORS MINUS CERTAIN
       SPECIFIED PROPRIETARY MODULES, SOFTWARE INTERFACES AND SOURCE CODE

                                  EXHIBIT "B"


                       Cymer / SII Manufacturing Process
                      Transfer for Contract Manufacturing

              1992                            1993                           1994                           1995
               Jun                             Jun                            Jun                           Jun
               ---                             ---                            ---                           ---
 SII begins participating in                                     3rd quarter begin
 5000 series development in                                      manufacture.
 San Diego.
                                 5000 Series documentation
                                 complete.  SII can begin to
                                 qualify suppliers.
 SII sends a manufacturing/                                      Cymer sends manufacturing     Ongoing consultations by
 mechanical engineer to San                                      engineer to SII to assist     both companies both in Japan
 Diego to participate in 5000                                    in qualifying facility and    and USA.
 series development.                                             process.

                                  EXHIBIT "C"

                CYMER SAN DIEGO'S MANUFACTURING COST CALCULATION

Cymer San Diego calculates its manufacturing costs on the first in first out ("FIFO") method in accordance with generally accepted accounting principles applied on a consistent basis. To determine product manufacturing cost in inventories and cost of sales, the Company combines the standard manufacturing cost of the Product (as defined below) with the appropriate capitalized (inventories) or expensed (cost of sales) portion of purchase price, quantity and capacity variances.

                    STANDARD MANUFACTURING COST CALCULATION

The standard manufacturing cost of a laser is determined by adding the standard cost of (i) raw materials, (ii) labor, and (iii) overhead burden, associated with assembling and testing a laser. The standard overhead rate is applied based upon direct labor hours and is calculated by dividing the total projected overhead costs for the year by the total projected work hours available, assuming 90% efficiency. Overhead costs include among other items, facilities expenses, depreciation, salaries and benefits for manufacturing administration, operating supplies, expensed equipment, equipment lease and rentals, repairs and maintenance, temporary help, product liability and freight costs.

                                  EXHIBIT "D"

10/31/91
CYMER LASER TECHNOLOGIES
PRO-FORMA BUSINESS PLAN PROPOSAL
TO CONTRACT FOR MANUFACTURE OF
NON-PROPRIETARY MODULES OF LASER

COST ANALYSIS OF LASER                  1991

        COST OF CHAMBER                 24,100

        COST OF CONTRACTOR MODULES      88,000

PROJECTED COST AND UNIT SALES THROUGH 1996       1991      1992      1993          1994         1995         1996
- ------------------------------------------       ----      ----      ----          ----         ----         ----
   WORLD WIDE UNIT SALES OF LASERS                 12        26        60           120          284          391
   CUMULATIVE POPULATION OF LASERS                 14        40       100           220          504          895
   NUMBER OF CHAMBER REFURBS @2X                    7        28        80           200          440         1008

   CHAMBER REFURBS TO BE DONE IN JAPAN                                  0           100          220          504

   UNIT SALES TO BE PRODUCED IN JAPAN               0         0         0            45          110          200

   PROJECTED COST OF CONTRACTED MODULES        88,000    88,000    79,200        71,280       65,934       60,989
     PROJECTED COST OF CHAMBER BUILD           24,100    24,100    21,690        19,521       18,057       16,703

     COST PLUS 25% GROSS PROFIT                                                 121,068      111,988      103,589

   PROJECTED COST OF CHAMBER REFURBISHMENT     14,300    14,300    12,870        11,583       10,714        9,911

     COST PLUS 25% GROSS PROFIT                                                  15,444       14,286       13,214

     CONTRACTOR LASER SALES REVENUE                                           5,448,060   12,318,669   20,717,762

        CONTRACTOR PROFIT                                                     1,362,015    3,079,667    5,179,440

     CONTRACTOR PROFIT PERCENTAGE                                                    25%          25%          25%

   CONTRACTOR CHAMBER REFURB REVENUE                                          1,544,400    3,142,854    6,659,993

        CONTRACTOR PROFIT                                                       386,100      785,714    1,664,998

     CONTRACTOR PROFIT PERCENTAGE                                                    25%          25%          25%

        TOTAL CONTRACTOR REVENUE                                              6,992,460   15,461,523   27,377,755

        TOTAL CONTRACTOR PROFIT                                               1,748,115    3,865,381    6,844,439

     CONTRACTOR PROFIT PERCENTAGE                                                    25%          25%          25%

                                 EXHIBIT "E"

                         ---------------------------
                         LITHOGRAPHY UNIT PRODUCTION
                         ---------------------------

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